SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported) November 3, 2003

U.S. WIRELESS DATA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-22848	84-1178691
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Lexington Avenue, New York, New York 10022
(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:
(212) 750-7766

ITEM 5. OTHER EVENTS.

On October 30, 2003, we received notification from Brascan Financial Corporation (“Brascan”), a subsidiary of Toronto, Canada-based Brascan Corporation, on behalf of its designate, MIST Inc. (“MIST”), an affiliate of Brascan, that it no longer intends to pursue the equity financing transaction contemplated by the term sheet with us as previously announced on September 16, 2003. However, we are continuing to explore alternative transactions with MIST, although there can be no assurance that any such transaction will be consummated on terms favorable to us or at all. Brascan indicated that despite certain technical defaults in connection with their bridge loan to us as previously reported in our Annual Report on Form 10-KSB, as filed on October 14, 2003 (which defaults were waived through October 31, 2003), it is willing to discuss continuing to extend the balance of the remaining unadvanced amounts under the bridge loan that approximate $1 million. However, there can be no assurance that Brascan will continue to extend such remaining amounts or that it will not declare a default under the bridge loan documentation subsequent to October 31, 2003. In connection with MIST’s determination not to proceed with the equity financing transaction as previously contemplated, Brascan has released us from our obligations to not solicit alternative financings from other potential investors, and the break-up fee that was associated with such a financing, and we are currently exploring such other options. In view of MIST’s determination not to proceed with the equity financing transaction as contemplated, the warrant to purchase 10,000,000 shares of our common stock issued to Brascan in connection with the bridge loan will expire in September 2008 and will become exercisable on the earlier of (i) December 31, 2003, or (ii) upon a consolidation or merger with another entity, or the sale, transfer or other disposition of all or substantially all of our assets and properties to another entity.

A copy of the press release announcing our receipt of Brascan’s notification is included herein as Exhibit 99.1.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (c) Exhibits.

99.1	Press Release dated November 3, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                             U.S. WIRELESS DATA, INC.

Date:            November 4, 2003                        By: /s/ Dean M. Leavitt
                                                                                  Name: Dean M. Leavitt
                                                                                  Title: Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated November 3, 2003.